UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest	Commission File Number 000-26076
event reported) August 27, 2008

SINCLAIR BROADCAST GROUP, INC.

(Exact name of registrant)

Maryland	52-1494660
(State of organization)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road

Hunt Valley, MD  21030

(Address of principal executive offices and zip code)

(410) 568-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SINCLAIR BROADCAST GROUP, INC.

Item 7.01 Regulation FD Disclosure.

On August 26, 2008, the U.S. Department of Justice-Antitrust Division (Justice Department) informed us that they are declining to approve our acquisition of WTVR-TV in Richmond, Virginia (WTVR).  The acquisition was denied due to a Consent Decree which was entered into between Raycom Media, Inc. (Raycom), the current owner of WTVR, and the Justice Department. The Consent Decree was entered into by Raycom in order to obtain Justice Department approval of its earlier acquisition of three television stations from Lincoln Financial.  Under the Consent Decree, any potential buyer of WTVR could be rejected unilaterally by the Justice Department without cause.

In June 2008, we announced that we had agreed to buy the assets of WTVR from Raycom for $85.0 million and simultaneously sell the license assets of WRLH-TV in Richmond, Virginia (WRLH)  to Carma Broadcasting, LLC.  Following the sale of WRLH, we would have provided sales and other non-programming related services to WRLH.

Despite the action of the Justice Department, we believe that this proposed transaction would not have violated the anti-trust laws. This situation, however, is unique because of the unilateral power held by the Justice Department under the Consent Decree into which Raycom had previously entered as part of a different transaction.  Therefore, the acquisition of WTVR and the sale of the license assets of WRLH will not occur.  We are continuing to explore our rights under our asset purchase agreement with Raycom.

A copy of our press release is attached hereto as Exhibit 99.1.  The information contained herein and in the attached exhibit are furnished under this Item 7.01 of Form 8-K and are furnished to, but not filed with, the Securities and Exchange Commission.  The information contained herein and in the accompanying exhibit shall not be incorporated by reference to any filing by us, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibit related to Item 7.01 shall be deemed to be furnished and not filed.

Exhibit 99.1 Sinclair Press Release (dated August 27, 2008) Justice Department Denies Raycom’s Sale of WTVR-TV in Richmond-Petersburg, VA to Sinclair.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

	By:	/s/ David R. Bochenek
	Name:	David R. Bochenek
	Title:	Vice President / Chief Accounting Officer

Dated: September 2, 2008